Exhibit 99.1

FLEXSHOPPER, INC. ANNOUNCES THE LAUNCH OF FLEXSHOPPER WALLET, A MOBILE APPLICATION ENABLING CONSUMERS TO LEASE TO OWN MERCHANDISE FROM ANY MAJOR RETAILER WITH THEIR SMARTPHONE

Boca Raton, FL (October 27, 2015) - FlexShopper, Inc. (OTCQB Symbol: FPAY, “FlexShopper”) announced today at the Money 20/20 event in Las Vegas, Nevada, the launch of FlexShopper Wallet, its latest innovation to provide consumers the ability to get what they want, where they want, on a lease-to-own basis.

The FlexShopper Wallet is a mobile application that can be downloaded on any Android or Apple smartphone. With FlexShopper Wallet, consumers can apply for a spending limit and immediately receive “FlexDollars.” With “FlexDollars” on their phone, consumers can choose items at major retail stores by snapping a picture and submitting a simple form through the application. Once all terms and conditions are accepted by the consumer, FlexShopper facilitates the lease and fulfillment of the order, which may include pick up in store, if available.

Brad Bernstein, CEO of FlexShopper stated, “We are extremely excited about launching FlexShopper Wallet right before the holiday season. This is another “win” for consumers, without sufficient cash or credit, to have the opportunity to obtain durable goods from any national retailer and to have access to the same products as any other consumer. FlexShopper Wallet is representative of our Company’s vision to use innovation to grow market share of the lease-to-own market opportunity and expand it for consumers. We have begun a national television commercial campaign to support the launch.”

Click this link for more information on FlexShopper Wallet: http://www.flexshopper.com/wallet

About FlexShopper

FlexShopper, LLC, a wholly owned subsidiary of FlexShopper, Inc. (FPAY) is a financial and technology company that provides brand name durable goods to consumers on a lease-to-own (LTO) basis through its ecommerce marketplace (www.FlexShopper.com) and patent pending LTO payment method. FlexShopper also provides LTO technology platforms to retailers and e-tailers to enter into transactions with consumers that want to obtain durable goods, but do not have sufficient cash or credit. FlexShopper also funds the LTO transactions by paying merchants for the goods and collecting from consumers under an LTO contract.

Our offerings to retailers and consumers are as follows:

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995.

Certain statements in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve inherent risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements, as a result of various factors including those risks and uncertainties described in the Risk Factors and in Management's Discussion and Analysis of Financial Condition and Results of Operations sections of our most recently filed Annual Report on Form 10-K and our subsequently filed Quarterly Reports of Form 10-Q. We urge you to consider those risks and uncertainties in evaluating our forward-looking statements. We caution readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. Except as otherwise required by the federal securities laws, we disclaim any obligation or undertaking to publicly release any updates or revisions to any forward-looking statement contained herein (or elsewhere) to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact:

FlexShopper, Inc.

Investor Relations

 ir@flexshopper.com